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                                                                    Exhibit 99.1


                Genuity Announces Tender Offer To Acquire Integra

 Combines Tier 1 U.S. Internet Pioneer and Pan-European Managed Services
Provider


Paris, France and Woburn, Mass. June 1, 2001 - Genuity Inc., a leading global eBusiness network provider (NASDAQ: GENU), and Integra, a premier European provider of managed hosting and eBusiness solutions (IEA NM or INTG NM), today announced they have entered into a binding and exclusive agreement to merge their organizations. The combined company will leverage their complementary business solutions and geographic reach to create a world class eBusiness infrastructure and managed services provider.

Genuity will make a public tender offer for all of Integra's outstanding shares. Integra will be merged into Genuity's European operations and rebranded as "Genuity Europe." This transaction will provide Genuity with a solid foundation for dynamic growth and significant synergies.

The transaction is valued at 125 million Euros based on 45.0 million Integra shares outstanding. Integra shareholders will be offered 0.75 Genuity shares for each share of Integra. This offer represents a premium of approximately 14% as of May 30, 2001.

The transaction has the unanimous approval of both Boards of Directors.

The Benefits

"The combination of Integra and Genuity represents an exceptional opportunity to strengthen and expand our managed web-hosting solutions and project services available to our clients," said Philippe Guglielmetti, Integra chairman of the board. "This agreement to combine with a preeminent global player allows us to better serve our European-based customers globally from day one," stated Integra's CEO Andy McLeod.

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"The acquisition of Integra will enhance Genuity's organic growth plan and dramatically accelerate our expansion into Europe where the demand for eBusiness solutions and managed services is exploding. It will eliminate the need for Genuity to build out additional European data centers, thereby significantly reducing capital costs. This combination will allow Genuity to better meet our global enterprise customers' needs," said Paul R. Gudonis, chairman and CEO of Genuity.

According to Gabe Yackanich, president of Genuity International, "We believe that Integra, with its strong customer base and skilled workforce, secures our position as the leading international eBusiness network provider by architecting, building and operating the global infrastructure for the Internet economy. This acquisition allows Genuity to offer extended global reach to our U.S.-based customers."

World leadership in fully integrated Internet hosting services and eBusiness network platforms.

The combined organizations, on a pro forma basis, will have global revenues in excess of 1.5 billion Euros in 2001 and will offer a unique set of managed Internet products and services. Upon completion of the proposed transaction Genuity will have operations in 19 countries and more than 5,400 employees.

The public offer will be filed with French Stock Exchange authorities on or about June 11, 2001. Genuity will apply for the listing of its shares in Paris with Euronext Paris S.A. at the time of the closing of its offer.

Genuity was advised by Deutsche Banc Alex. Brown in this transaction while Robertson Stephens International Ltd. acted as financial advisor to Integra.

About Genuity

Genuity is a leading Internet infrastructure services provider and the only company in the industry to offer an eBusiness Network Platform. Genuity's Black RocketTM combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security, to create a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenues of more than $1 billion, Genuity is a global company with operations in the U.S., Europe, Asia and Latin America.

Additional information about Genuity can be found at www.genuity.com.

About Integra

Integra is the leading European provider of managed and application hosting for businesses with mission-critical Internet operations. In addition, Integra's Project Services division provides end-to-end eBusiness solutions in cooperation with specialized partners. Integra's pan-European network of Integra Technical Centres (ITCs) provides a state-of-the-art infrastructure to ensure optimal performance of complex web sites. Integra has operations in Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden, and the UK.

More information can be obtained from: www.integra-europe.com
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Contacts :

Genuity USA                                             Integra

Susan Kraus                                             Fredrik Tangeraas
+1 781 865 3511                                         +33 (0)1 55 95 85 95
(On June 1 call +33 (0)144436519)

John Vincenzo
+1 781 865 5468


                                     Publicis Consultants

                                     Francoise Blind-Schlogel
                                     +33 (0) 1 44 43 69 39

                                     Myrna Saidah
                                     +33 (0) 1 44 43 65 83